UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 30, 2015

Cosi, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50052	06-1393745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

294 Washington Street, Ste. 510, Boston, Massachusetts	02108
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (857) 415-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On September 30, 2015, Bryan Marks resigned as Vice President of Operations of Cosi, Inc. (the Company") to pursue other opportunities, effective October 14, 2015.

(c)           On September 30, 2015, the Company appointed William (Willy) Nicolini as Vice President of Operations of the Company, effective immediately.

Mr. Nicolini, 59 years old, has served as the Company's Vice President Operations Services since March 2015.  Nicolini comes to Cosi with 30 years of restaurant operations experience, including senior roles as Chief Operating Officer and Senior Vice President of Operations in turnaround and change management situations.  Most recently, Nicolini was the COO of CSPB Holdings (dba Pinkberry Frozen Yogurt), in New York, New York, from July 2013, until joining Cosi.  Prior to that, he served as Regional Vice President of Uno Chicago Grill, in Boston, Massachusetts, from November 2010 to June 2013, and as Senior Vice President of Operations, Owner / Operator, of ABP Corporation (Au Bon Pain), from 2003 to October 2010.

Pursuant to the terms of Mr. Nicolini's offer letter, dated September 30, 2015, Mr. Nicolini will be paid an annual base salary in the gross amount of $165,000.  He will also be eligible to receive a performance bonus of up to 50% of his annual base salary based upon the attainment of mutually agreed upon performance.  Mr. Nicolini will be entitled to health benefits and life and long-term disability insurance in amounts standard for all of the Company's employees.  Mr. Nicolini is further entitled to the standard benefits available to the Company's executives generally, including health insurance, life and disability coverage, and participation in the Company's 401(k) Savings Plan.  Mr. Nicolini's employment may be terminated by either party at any time for any reason.  Mr. Nicolini has also agreed to continue to observe the Company's standard confidentiality, non-competition and non-solicitation provisions.

In addition, as a material inducement to enter into employment with the Company and as long-term incentive compensation, on the effective date of his promotion ("Date of Grant"), Mr. Nicolini was granted 75,000 shares of restricted stock, of which 50% will be time-vested ("Time Vested Shares") and 50% shares will be performance-based shares based on the market price of the Company's stock ("Performance-Based Shares"), which shares will be issued pursuant to the Company's Amended and Restated 2005 Omnibus Long-Term Incentive Plan, and will be subject to the following vesting schedules:

(a)           The Time-Vested Shares will vest in four equal installments, with 25% vesting on each of the first, second, third and fourth anniversaries of the Date of Grant, provided that Mr. Nicolini remains in the continuous employ of the Company through each such vesting date.

(b)           The Performance-Based Shares will vest in four equal installments, provided that Mr. Nicolini remains in the continuous employment of the Company from and after the Date of Award and through the respective vesting dates set forth below and the specified price targets set forth below for the Company's common stock are achieved:

(i)           25% on the first day on which the closing price of the Company's common stock shall have exceeded $2.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(ii)          25% on the first day on which the closing price of the Company's common stock shall have exceeded $2.50 for 30 consecutive trading days (as adjusted for stock; splits, recapitalizations, reorganizations or similar events);

(iii)         25% on the first day on which the closing price of the Company's common stock shall have exceeded $3.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events); and

(iv)        25% on the first day on which the closing price of the Company's common stock shall have exceeded $4.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events).

Mr. Nicolini's offer letter, dated September 30, 2015, is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 5.02 in its entirety by reference.

Mr. Nicolini's promotion follows the resignation of Bryan Marks as Vice President of Operations on September 30, 2015, effective October 14, 2015.

A copy of the Company's press release announcing the above is attached hereto as Exhibit 99.1.

Item 9.01                Financial Statements and Exhibits.

(d)          Exhibits

Exhibit 10.1                          At-Will Promotion Offer Letter dated September 30, 2015.
Exhibit 99.1                            Press Release of Cosi, Inc., dated October 6, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2015	Cosi, Inc.

	By:	/s/ Vicki Baue
Name: Vicki Baue
Title: V. P. and General Counsel, CCO

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)
10.1	At-Will Promotion Offer Letter dated September 30, 2015	E
99.1	Press Release of Cosi, Inc., dated October 6, 2015.	E